EXHIBIT 21.1

                         THE CHARLES SCHWAB CORPORATION

                         Subsidiaries of the Registrant

Pursuant to Item 601 (b)(21)(ii) of Regulation S-K, certain subsidiaries of the Registrant have been omitted which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary (as defined in Rule 1-02(w) of Regulation S-X) as of December 31, 2003.


The following is a listing of the significant subsidiaries of the Registrant:

Schwab Holdings, Inc. (holding company for Charles Schwab & Co., Inc.), a Delaware corporation

Charles Schwab & Co., Inc., a California corporation

Charles Schwab Investment Management, Inc., a Delaware corporation

U.S. Trust Corporation (holding company for United States Trust Company of New York), a New York corporation

United States Trust Company of New York, a New York corporation


Other subsidiaries of the Registrant include:

The Charles Schwab Trust Company, a California corporation

Mayer & Schweitzer, Inc. (holding company for Schwab Associates & Co.), a New Jersey corporation

Schwab Associates & Co. (99% limited partner of Schwab Capital Markets L.P.), a Delaware corporation

Schwab Capital Markets L.P., a New Jersey limited partnership

Charles Schwab Bank, National Association, a Nevada corporation

U.S. Trust Mortgage Service Company (holding company for Co-op Holdings), a Florida corporation

Co-op Holdings, a Nevada corporation

U.S. Trust Company, National Association, a Connecticut corporation